Exhibit 10.16

FIRST Amendment

to

Loan and security agreement

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of August 27, 2020, by and between ROCK CLIFF CAPITAL LLC, a limited liability company formed under the laws of Delaware (the “Lender”), and HERBAL BRANDS, INC., a Delaware corporation (“Borrower”).

Recitals

A. Lender and Borrower have entered into that certain Loan and Security Agreement dated as of May 3, 2019 (the “Closing Date”) (the “Loan Agreement”).

B. Lender has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Lender amend the Loan Agreement as more fully set forth herein.

D. Lender has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 1.3 (Interest Rate). Section 1.3 of the Loan Agreement is amended and restated as follows:

1.3 Interest Rate. Borrower further promises to pay interest on the outstanding principal amount of the Loan from the date hereof until payment in full, which interest shall accrue at a rate equal to 8.0% per annum (the “Interest”) and shall be due and payable in arrears on the first day of each fiscal quarter following the Closing Date, commencing on July 1, 2019. In addition to the foregoing, Borrower shall pay interest (the “PIK Interest”) on the outstanding principal amount of the Loan from August 27, 2020, until payment in full at a rate equal to 4.0% per annum, with such PIK Interest being capitalized as additional principal to increase the outstanding principal balance of the Loan on the first day of each fiscal quarter (each a “PIK Date”). All amounts of accrued PIK Interest as of each PIK Date shall be considered principal on the Loan until paid. Interest and PIK Interest shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed.

2.2 Section 1.6 (Payments and Prepayments). The first sentence of Section 1.6(b) of the Loan Agreement is amended and restated as follows:

On the date of Borrower’s delivery of the certificate required by Section 4.1(c) (the “Compliance Certificate”), Borrower shall prepay the Loan in an amount equal to 85% of Operating Cash Flow for the most recent fiscal quarter covered by such Compliance Certificate if and to the extent such Operating Cash Flow is greater than $0.

2.3 Section 1.6 (Payments and Prepayments). Section 1.6(c) of the Loan Agreement is amended and restated as follows:

(c) Back-End Fee. Notwithstanding anything to the contrary in Section 1.6, prior to or upon the voluntary prepayment or scheduled repayment in full of the Loan, pursuant to Section 1.2, 1.6(a), Article 5 or otherwise, Borrower shall pay to Lender, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, a back-end fee (“Back-End Fee”) in an amount equal to the greater of (i) zero and (ii) (x) two million three hundred thirty-seven thousand five hundred dollars ($2,337,500) minus (y) the amount of interest payments that have been paid hereunder (excluding PIK Interest paid and, for the avoidance of doubt, PIK Interest capitalized as outstanding principal under the Loan) as of such date of determination, on such date.

2.4 Section 4.2 (Net Debt to EBITDA Ratio). The first sentence of Section 4.2 of the Loan Agreement is amended and restated as follows:

From and after the fiscal quarter ending September 30, 2021, and so long as the Qualified IPO has not occurred (either before or after such quarter), as of the last day of each fiscal quarter the Borrower shall maintain a ratio of (i) Net Debt to (ii) Covenant EBITDA, no greater than 3.0 to 1.0.

2.5 Section 4.2 (Net Debt to EBITDA Ratio). The following is added to the end of the first paragraph of Section 4.2 of the Loan Agreement as follows:

“Covenant EBITDA” means the greater of (i) EBITDA, determined as of the date of the end of the fiscal quarter for the period consisting of the previous four fiscal quarters relating to the applicable Compliance Certificate, and (ii) EBITDA, determined as of the date of the end of the fiscal quarter relating to the applicable Compliance Certificate for such quarter, multiplied by four (4). “Qualified IPO” means a direct or indirect listing transaction on a recognized securities exchange including, but not limited to, an IPO (as defined in Section 4.4), a transaction with a special purpose acquisition company, plan of arrangement, amalgamation, direct listing, reverse take-over or other business combination pursuant to which the securities of the Borrower, or any resulting issuer or parent entity thereof, are listed on a stock exchange with gross proceeds resulting from, or in connection with, such transaction, or from any subsequent private investment in public equity or other arrangement, to any such entity of at least Forty-Five Million U.S. Dollars (USD $45,000,000) (such amount, the “Minimum Raise”); provided that, any proceed received by the Borrower, Holdings or the Parent in connection with such transaction prior to the date of the First Amendment to the Loan and Security Agreement shall not be included as part of the Minimum Raise.

3. Limitation of Amendments.

3.1 This Amendment is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Lender may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

3.3 Any reference to the Loan Agreement, as amended hereby, or in any of the other Loan Document to the “Loan Agreement” (or words of similar import) shall be a reference to the Loan Agreement as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

4. Representations and Warranties. To induce Lender to enter into this Amendment, Borrower hereby represents and warrants to Lender as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The latest version of the organizational documents of Borrower, Holdings, and Parent delivered to Lender after the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower, except for in the case of either clause (a), (b) or (c) such contraventions that would not prevent or delay the consummation of the transactions contemplated by the Loan Agreement as amended by this Amendment or that would not be reasonably expected to have a material adverse effect on the Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made, except such consents, approvals, licenses, authorizations, validation, filing, recording or registrations as have been obtained, or which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Agreement as amended by the Amendment or consummate the transactions contemplated in the Loan Agreement as amended by this Amendment on a timely basis; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

5. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart signature page of this Amendment by e-mail (PDF) or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

7. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

8. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Lender of (i) this Amendment by each party hereto, (ii) an Acknowledgment of Amendment and Reaffirmation of Guaranty in the form attached hereto, (iii) an Acknowledgment of Amendment and Reaffirmation of Pledge Agreement in the form attached hereto, (iv) a Warrant Amendment Agreement, and (v) resolutions duly adopted by the board of directors of Borrower authorizing the execution, delivery and performance of this Amendment and the Loan Documents in connection therewith.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

LENDER:	BORROWER:

ROCK CLIFF CAPITAL LLC	HERBAL BRANDS, INC.

By:	/s/ Justin F. Korsant	By:	/s/ Kyle Detwiler
Name:	Justin F. Korsant	Name:	Kyle Detwiler
Title:	CEO	Title:	President

ACKNOWLEDGMENT OF AMENDMENT

AND REAFFIRMATION OF GUARANTY

Section 1. CLEVER LEAVES INTERNATIONAL INC. (f/k/a NORTHERN SWAN HOLDINGS, INC.), a British Columbia corporation (“Guarantor”) hereby acknowledges and confirms that it has reviewed and approved the terms and conditions of the First Amendment to Loan and Security Agreement dated as of even date herewith (the “Amendment”).

Section 2. Guarantor hereby consents to the Amendment and agrees that the Guaranty by Guarantor in favor of Lender dated as of May 3, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), relating to the Obligations of Borrower under the Loan Agreement shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith.

Section 3. Guarantor represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in the Guaranty are true, accurate and complete as if made the date hereof.

Dated as of August 27, 2020

GUARANTOR:

CLEVER LEAVES INTERNATIONAL INC.

By:	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	CEO

ACKNOWLEDGMENT OF AMENDMENT

AND REAFFIRMATION OF PLEDGE AGREEMENT

Section 1. NS US HOLDINGS, INC., a Delaware corporation (“Pledgor”) hereby acknowledges and confirms that it has reviewed and approved the terms and conditions of the First Amendment to Loan and Security Agreement dated as of even date herewith (the “Amendment”).

Section 2. Pledgor hereby consents to the Amendment and agrees that the Pledge Agreement between Pledgor and Lender dated as of May 3, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), securing the Obligations of Borrower under the Loan Agreement shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith.

Section 3. Pledgor represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in the Pledge Agreement are true, accurate and complete as if made the date hereof.

Dated as of August 27, 2020

PLEDGOR:

NS US HOLDINGS, INC.

By:	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	CEO